CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As the independent registered public accounting firm, we hereby consent to the use of our report, dated April 28, 2016, for the Snow Capital Focused Value Fund and Snow Capital Dividend Plus Fund, (collectively the “Funds”), and to all references to our firm included in or made a part of this Post Effective Amendment No. 582 under the Securities Act of 1933 and Post-Effective Amendment No. 584 under the Investment Company Act of 1940 to the Funds’ Registration Statement on Form N-1A (File Nos. 333-123290 and 811-21726), including the references to our firm under the heading “Financial Highlights” in the Prospectus and “Prior Independent Registered Public Accounting Firm”  in the Statement of Additional Information of the Funds.

Abington, Pennsylvania
October 27, 2016